                            SCHEDULE 14A INFORMATION

                  Proxy Statement Pursuant to Section 14(a) of
            the Securities Exchange Act of 1934 (Amendment No.    )

    Filed by the Registrant /X/
    Filed by a Party other than the Registrant / /

    Check the appropriate box:
    / /  Preliminary Proxy Statement
    / / Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
    /X/  Definitive Proxy Statement
    / /  Definitive Additional Materials
    / / Soliciting Material Pursuant to Section 240.14a-11(c) or Section 240.14a-12

                                 IN HOME HEALTH, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per  Exchange Act  Rules 0-11(c)(1)(ii),  14a-6(i)(1), 14a-6(i)(2)  or
     Item 22(a)(2) of Schedule 14A.
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee  computed  on   table  below   per  Exchange   Act  Rules   14a-6(i)(4)
     and 0-11.
     1) Title of each class of securities to which transaction applies:
        ------------------------------------------------------------------------
     2) Aggregate number of securities to which transaction applies:
        ------------------------------------------------------------------------
     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):
        ------------------------------------------------------------------------
     4) Proposed maximum aggregate value of transaction:
        ------------------------------------------------------------------------
     5) Total fee paid:
        ------------------------------------------------------------------------
/ /  Fee paid previously with preliminary materials.
/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
     1) Amount Previously Paid:
        ------------------------------------------------------------------------
     2) Form, Schedule or Registration Statement No.:
        ------------------------------------------------------------------------
     3) Filing Party:
        ------------------------------------------------------------------------
     4) Date Filed:
        ------------------------------------------------------------------------

                                     [LOGO]

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                               FEBRUARY 27, 1996

    Notice is hereby given that an annual meeting of stockholders of In Home Heath, Inc. will be held at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota on February 27, 1996 at 3:30 o'clock p.m. Central Time for the following purposes:

    1.  To elect seven directors;

    2. To ratify the selection of independent public accountants for the Company for the current fiscal year; and

    3.  To transact such other business as may properly come before the meeting.

    The Board of Directors has fixed the close of business on January 5, 1996 as the record date for the determination of stockholders entitled to notice of and to vote at the meeting.

                                          By Order of the Board of Directors,
                                          /s/ Kenneth J. Figge

                                          Kenneth J. Figge, Secretary

Minneapolis, Minnesota
January 22, 1996

    WHETHER OR NOT YOU EXPECT TO ATTEND THE MEETING, PLEASE SIGN AND DATE THE ACCOMPANYING PROXY AND RETURN IT PROMPTLY IN THE ENCLOSED ENVELOPE. Proxies are revocable at any time prior to the time they are voted, and stockholders who are present at the Meeting may withdraw their proxies and vote in person if they so desire.

                                PROXY STATEMENT
                                  INTRODUCTION

    This Proxy Statement is furnished to the stockholders of In Home Health, Inc. (the "Company") in connection with the Board of Directors' solicitation of proxies to be voted at the annual meeting of stockholders to be held on February 27, 1996, or any adjournment thereof (the "Meeting"). The mailing of this Proxy Statement to stockholders commenced on or about January 22, 1996.

    All expenses in connection with solicitation of proxies will be borne by the Company. The Company will pay brokers, nominees, fiduciaries, or other custodians their reasonable expenses for sending proxy material to, and obtaining instructions from, persons for whom they hold stock of the Company. The Company expects to solicit proxies by mail, but directors, officers, and other employees of the Company may also solicit in person, by telephone, by telegraph or by mail. The Company's principal offices are located at 601 Lakeshore Parkway, Suite 500, Minnetonka, Minnesota 55305 and its telephone number is (612) 449-7500.

    Any proxy may be revoked at any time before it is voted by written notice, mailed or delivered to the Secretary of the Company, or by revocation in person at the Meeting; but if not so revoked, the shares represented by such proxy will be voted in the manner directed by the stockholder. If no direction is made, proxies received from stockholders will be voted "for" the proposals set forth in the Notice of Meeting.

    Only stockholders of record at the close of business on January 5, 1996 will be entitled to vote at the meeting. As of such date, the Company had outstanding 16,290,137 shares of common stock, par value $.01 per share (the "Common Stock") and 200,000 shares of Series A Preferred Stock, par value $1.00 per share (the "Preferred Stock"). Each share of Common Stock is entitled to one vote and each share of Preferred Stock is entitled to 50 votes on each of the matters brought before the Meeting. The holders of Common Stock and Preferred Stock vote together as a single class on all issues presented to the holders of Common Stock or as to which the holders of Common Stock are entitled to vote upon. In addition, the holders of Preferred Stock are entitled to vote as a separate class on (i) all matters as to which such holders are entitled to vote under the Minnesota Business Corporation Act, (ii) any amendment, alteration or repeal of any provision of the Company's Articles of Incorporation or the Certificate of Designation filed with respect to the Preferred Stock, and (iii) any proposed creation of a class or series of preferred stock ranking on a parity with the Preferred Stock as to dividends or on liquidation.

    The Company's articles of incorporation exclude cumulative voting. Thus Manor Healthcare Corp. ("Manor Healthcare"), which controls approximately 64% of the voting power of the Company's stockholders, is able to effectively control the outcome of any stockholder votes, including the election of directors. Manor Healthcare acquired all of the 200,000 shares of Preferred Stock which are outstanding and 6,750,000 shares of Common Stock on October 24, 1995 pursuant to a Securities Purchase and Sale Agreement between the Company and Manor Healthcare dated as of May 2, 1995, as amended (the "Purchase Agreement"). However, Manor Healthcare agreed in the Purchase Agreement that so long as Judy Figge and Kenneth Figge are employed by the Company, Manor Healthcare will vote, or cause to be voted, all shares beneficially owned by it in favor of their election to the Board of Directors.

    The presence, in person or by proxy, of the holders of a majority of the voting power of all shares of the Company entitled to vote at the Meeting will constitute a quorum for the transaction of business.

Under Minnesota law, if the shares present and entitled to vote on an item of business would not constitute a quorum for the transaction of business at the meeting, then the item must be approved by a majority of the voting power of the minimum number of shares that would constitute such a quorum. Votes cast by proxy or in person at the Meeting will determine whether or not a quorum is present. Abstentions will be treated as shares that are present and entitled to vote for purposes of determining the presence of a quorum, but as unvoted for purposes of determining the approval of the matter submitted to the stockholders. Therefore abstentions are effectively a vote against the proposal. If a broker indicates on the proxy that it does not have discretionary authority as to certain shares to vote on a particular matter, those shares will not be considered as present and entitled to vote with respect to that matter.

                         SECURITY OWNERSHIP OF CERTAIN
                        BENEFICIAL OWNERS AND MANAGEMENT

    The following table presents information provided to the Company as to the beneficial ownership of Common Stock as of January 5, 1996 by persons known to the Company to hold 5% or more of such stock and by all current directors, the Named Executive Officers from the table on page 4 and all directors and executive officers as a group. All shares represent sole voting and investment power, unless indicated to the contrary.

                                                  AMOUNT AND NATURE
 NAME AND ADDRESS                                   OF BENEFICIAL      PERCENT OF
 OF BENEFICIAL OWNER                                  OWNERSHIP       VOTING POWER
 -----------------------------------------------  -----------------   -------------
 Manor Healthcare Corp. (1).....................  22,750,000(2)               70.4%
 Judy M. and Kenneth J. Figge (3)(4)............     494,805(5)(6)             1.9%
 James J. Lynn (3)..............................     114,082(6)                  *
 Mark L. Gildea (3).............................      --    (7)                  *
 Donald C. Tomasso (3)..........................      --    (7)                  *
 Joseph Buckley (3).............................      --    (7)                  *
 James H. Rempe (3).............................      --    (7)                  *
 Cathy R. Reeves (4)............................     127,371(6)                  *
 Margaret L. Maxon (4)..........................      78,338(6)                  *
 Harry W. Alcorn (4)............................      35,000(6)                  *
 All Directors and Executive Officers as a Group
  (12 persons)..................................   1,028,596(6)(7)             3.7%

------------------------
*Less than one percent

(1) Manor Healthcare Corp.'s address is 10750 Columbia Pike, Silver Spring, Maryland 20901.

(2) Manor Healthcare holds of record 6,750,000 shares of Common Stock, 200,000 shares of Preferred Stock (which are presently convertible into 10,000,000 shares of Common Stock) and currently exercisable warrants to purchase 6,000,000 shares of Common Stock at an exercise price of $3.75 per share expiring on October 24, 1998.

(3) Director nominated for re-election.

(4) Named Executive Officer of the Company from the table on page 4.

(5) Kenneth J. Figge is the husband of Judy M. Figge. Ms. Figge beneficially owns 190,027 shares of Common Stock and Mr. Figge beneficially owns 119,778 shares of Common Stock. Each of Ms. Figge and Mr. Figge disclaim beneficial ownership of the other's shares of Common Stock.

(6) Includes 115,000 shares for Ms. Figge, 70,000 shares for Mr. Figge, 100,000 shares for Mr. Lynn, 97,000 shares for Ms. Reeves, 76,250 shares for Ms. Maxon, 35,000 shares for Alcorn and 572,750 shares for all directors and officers as a group which may be acquired within sixty days of January 5, 1996 upon exercise of outstanding stock options.

(7) Each of Messrs. Gildea, Tomasso, Buckley and Rempe are officers of Manor Healthcare, and as such may be considered to control the shares held by Manor Healthcare; each disclaims beneficial ownership of such shares.

                  EXECUTIVE COMPENSATION AND OTHER INFORMATION

SUMMARY OF CASH AND CERTAIN OTHER COMPENSATION

    The following table shows, for the fiscal years ending September 30, 1995, 1994 and 1993, the cash compensation paid by the Company, as well as certain other compensation paid or accrued for those years, to Judy M. Figge, the Company's Chief Executive Officer as of September 30, 1995 and to each of the other four most highly compensated executive officers or other employees of the Company, other than Ms. Figge, whose total cash compensation exceeded $100,000 during fiscal 1995 (the "Named Executive Officers") in all capacities in which they served. Certain columns prescribed by Securities and Exchange Commission proxy regulations have not been included in this table because the information called for therein is not applicable to the Company or the Named Executive Officers for the periods indicated.

                           SUMMARY COMPENSATION TABLE

                                                                      LONG-TERM
                                                                     COMPENSATION
                                                                     ------------
                                         ANNUAL COMPENSATION            AWARDS
                                   -------------------------------   ------------
          NAME AND                                       OTHER         OPTIONS
         PRINCIPAL                                       ANNUAL       (NUMBER OF
          POSITION           YEAR   SALARY    BONUS   COMPENSATION     SHARES)
 --------------------------  ----  --------  -------  ------------   ------------
 Judy M. Figge               1995  $286,284    --      $67,042(2)       50,000
 Chief Executive Officer
  (1)                        1994  $286,284    --      $68,213(3)       50,000
                             1993  $272,652  $22,494   $28,612(4)       50,000
 Kenneth J. Figge            1995  $210,696    --      $67,219(5)       30,000
 Executive Vice President    1994  $210,696    --      $42,777(6)       30,000
                             1993  $200,664  $15,451   $34,650(7)       30,000
 Cathy R. Reeves             1995  $130,800    --         (8)           10,000
 Chief Operating Officer     1994  $130,800    --         (8)           10,000
                             1993  $124,584  $ 8,223   $22,317(9)       --
 Margaret L. Maxon           1995  $123,120    --      $50,961(10)      20,000
 Vice President-             1994  $ 81,966    --      $14,825(11)       5,000
 Customer Relations          1993  $ 81,966  $16,173      (8)            5,000
 Harry W. Alcorn             1995  $117,252    --         (8)           10,000
 Vice President-             1994  $117,252    --         (8)           10,000
 Clinical Programs           1993  $116,681    --         (8)           --

------------------------

(1) Mark L. Gildea was named the Company's Chief Executive Officer effective October 24, 1995.

(2) Consists of automobile expenses of $24,420, life insurance expenses of $27,510 and other miscellaneous items totaling $15,112.

(3) Consists of automobile expenses of $42,154 and other miscellaneous items totaling $26,059.

(4) Consists of automobile expenses of $16,750 and other miscellaneous items totaling $11,862.

(5) Consists of automobile expenses of $11,250, life insurance expenses of $42,799 and miscellaneous items totaling $13,170.

(6) Consists of automobile expenses of $21,629, life insurance expenses of $18,252 and miscellaneous items totaling $2,896.

(7) Consists of automobile expense of $8,250, life insurance premiums of $21,985 and other miscellaneous items totaling $4,415.

(8) Other annual compensation in this fiscal year for the named executive officer was less than 10% of the total salary and bonus.

(9) Consists of expenses relating to relocation of Ms. Reeves' residence totaling $18,368 and other miscellaneous items totaling $3,949.

(10) Consists of expenses relating to relocation of Ms. Maxon's residence totaling $48,220 and miscellaneous items totaling $2,741.

(11) Consists of relocation expenses of $14,825.

STOCK OPTIONS

    The following table contains information concerning the grant of stock options under the Company's 1995 Stock Option Plan to the five Named Executive Officers of the Company identified on the table on page 4 as of the end of the last fiscal year:

                       OPTION GRANTS IN LAST FISCAL YEAR

                                                    INDIVIDUAL GRANTS
 ------------------------------------------------------------------------------------------------------------------------
                                               % OF TOTAL                                      POTENTIAL REALIZABLE VALUE
                                                OPTIONS
                                               GRANTED TO                MARKET                AT ASSUMED ANNUAL RATES OF
                                               EMPLOYEES    EXERCISE    PRICE ON                STOCK PRICE APPRECIATION
                                   OPTIONS     IN FISCAL    PRICE PER   DATE OF    EXPIRATION      FOR OPTION TERM(1)
              NAME               GRANTED(2)       YEAR        SHARE      GRANT        DATE        5%(3)         10%(4)
 ------------------------------  -----------   ----------   ---------   --------   ----------  -----------   ------------
 Judy M. Figge.................   50,000          8.1%        $1.81       $1.81      12/31/04  $    56,915   $    144,234
 Kenneth J. Figge..............   30,000          4.9%        $1.81       $1.81      12/31/04  $    34,149   $     86,540
 Cathy R. Reeves...............   10,000          1.6%        $1.81       $1.81      12/31/04  $    11,383   $     28,847
 Margaret L. Maxon.............   20,000          3.2%        $2.31       $2.31      10/01/04  $    29,055   $     73,631
 Harry W. Alcorn...............   10,000          1.6%        $1.81       $1.81      12/31/04  $    11,383   $     28,847

------------------------
(1) The dollar amounts under these columns are the result of calculations at the 5% and 10% rates set by the Securities and Exchange Commission and therefore are not intended to forecast future possible appreciation, if any, of the Company's stock price. Since options are granted at market price, a 0% gain in the stock price will result in no realizable value to the optionees.

(2) The options granted to the Named Executive Officers during the last fiscal year vest over a three-year period, such that 25% of the options granted will vest on the first anniversary of the date of grant, an additional 25% of the options granted will vest on the second anniversary of the date of grant, and all remaining options granted will vest on the third anniversary date of the date of grant.

(3) A 5% per year appreciation in stock price from $1.81 per share yields $2.95 per share and a 5% per year appreciation in stock price from $2.31 per share yields $3.76 per share.

(4) A 10% per year appreciation in stock price from $1.81 per share yields $4.69 per share and a 10% per year appreciation in stock price from $2.31 per share yields $5.99 per share.

OPTION EXERCISES AND HOLDINGS

    The following table sets forth information with respect to the Named Executive Officers concerning the exercise of options during the last fiscal year and unexercised options held as of the end of the fiscal year:

    AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND FY-END OPTION VALUES

                                                                                          VALUE OF UNEXERCISED
                                               VALUE                                            IN-THE-
                                             REALIZED                                   MONEY OPTIONS AT FY-END
                                  SHARES   (MARKET PRICE     NUMBER OF UNEXERCISED       (BASED ON FY-END PRICE
                                 ACQUIRED   AT EXERCISE        OPTIONS AT FY-END            OF $3.09/SH)(1)
                                    ON     LESS EXERCISE   --------------------------  --------------------------
              NAME               EXERCISE     PRICE)       EXERCISABLE  UNEXERCISABLE  EXERCISABLE  UNEXERCISABLE
 ------------------------------  --------  -------------   -----------  -------------  -----------  -------------
 Judy M. Figge.................   55,000      $ 66,016         85,830        104,170   $    3,600   $     64,000
 Kenneth J. Figge..............  139,000      $169,534         52,498         62,502   $    2,250   $     38,400
 Cathy R. Reeves...............   10,000      $ 24,350         44,500         17,500   $   24,951   $     12,800
 Margaret L. Maxon.............       --            --         19,583         25,417   $    2,088   $     15,600
 Harry W. Alcorn...............       --            --         32,500         17,500   $       --   $     12,800

------------------------
(1) The closing sales price of the Company's Common Stock as reported by the Nasdaq National Market on September 30, 1995, was $3.09. The value is calculated on the basis of the difference between the option exercise price and such closing price multiplied by the number of shares of Common Stock underlying the option.

EMPLOYMENT AGREEMENTS

    Concurrent with the execution of the Purchase Agreement with Manor Healthcare on May 2, 1995, the Company executed employment agreements with Judy Figge and Kenneth Figge which became effective on October 24, 1995 upon the closing of the Purchase Agreement. Each of these employment agreements expire by their terms on September 30, 1997, unless earlier terminated or extended beyond that date. Ms. Figge's employment agreement specifies that she will serve the Company as its President and Chairperson of the Board of Directors, reporting to the Chief Executive Officer of the Company. Ms. Figge will be paid a base salary of $300,000 per annum until September 30, 1996 and $315,000 per annum from October 1, 1996 to September 30, 1997. Mr. Figge's employment contract specifies that he will serve the Company as its Chief Financial Officer, receiving a base salary of $226,000 per annum until September 30, 1996 and $237,000 per annum from October 1, 1996 to September 30, 1997. Each of Ms. Figge and Mr. Figge are reimbursed for all reasonable travel, hotel, entertainment or other expenses, including a monthly automobile allowance, cellular phone, the use of a personal computer and facsimile machine at their home and life insurance premiums on policies owned by the Figges. The automobiles presently leased by the Company for use by the Figges will be assigned to the Figges before the end of the applicable lease agreements. The

Figges are also entitled to participate in all of the benefit plans or programs of the Company and are eligible to receive annual bonuses in accordance with the current management incentive compensation plan of the Company, wherein cash bonuses may be awarded based on a designated percentage up to 75% of base salary depending on the Company's performance.

    Under their employment agreements, Ms. Figge and Mr. Figge were granted stock options effective October 24, 1995 to purchase 300,000 shares and 200,000 shares, respectively, of Common Stock. These options have an exercise price of $3.09 per share, (which was the fair market value of the Common Stock on the date of grant), were immediately vested upon the grant thereof (but are not exercisable until after January 1, 1997) and have a term of ten years from the date of grant, although they will expire, in the event of termination of employment with the Company prior to the expiration of the term, on the later of
(i) March 31, 1997, or (ii) the date that is 90 days after the termination of employment. These options will also be subject to forfeiture in their entirety in certain circumstances.

    Pursuant to the terms of the Purchase Agreement, the Company also entered into employment agreements with James Lynn, Cathy Reeves and Margaret Maxon under the terms provided in the Purchase Agreement. Mr. Lynn's employment agreement extends for a period of two years beginning October 24, 1995 and requires Mr. Lynn to provide 60 to 80 hours of human resources/training services for the Company each month, for which he is compensated at a rate of $90,000 per annum. Mr. Lynn is also eligible to receive annual bonuses based on the Company's financial performance up to a maximum amount equal to 50% of his base salary. Mr. Lynn is also entitled to participate in the Company's benefit plans or programs otherwise available to executives of the Company. Pursuant to Mr. Lynn's employment agreement, he was granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.09 per share, which was the fair market value of the Common Stock on the date of grant. These options immediately vested upon the grant thereof, are currently exercisable and have a term of 10 years from the date of grant, provided, however, that the options will expire within three months after termination of employment.

    The employment agreements entered into with Ms. Reeves and Ms. Maxon each extend for a term of one year following October 24, 1995 and specify that each will serve the Company as an officer-employee. Ms. Reeves is currently the Vice President of Operations and Chief Operating Officer of the Company and Ms. Maxon is the Vice President of Customer Relations. These employment agreements provide a base salary of $137,500 per annum for Ms. Reeves and $129,250 per annum for Ms. Maxon. Each is eligible to receive bonuses in accordance with the Company's management incentive compensation plan and each is entitled to participate in the Company's benefit plans generally available to its executives. Each of Ms. Reeves and Ms. Maxon were granted options to purchase 50,000 shares of Common Stock at an exercise price of $3.09 per share, which was the fair market value of the Common Stock on the date of grant. Each of these options immediately vested upon the grant thereof, are currently exercisable and have a term of ten years from the date of grant, provided, however, that such options will expire within three months after termination of employment.

    Each of the employment agreements with Ms. Figge, Mr. Figge, Mr. Lynn, Ms. Reeves and Ms. Maxon has severance provisions designed to pay to the employee severance payments equal to the amount due for the remaining term of the applicable employment agreement if such employee's employment is terminated due to death, disability or resignation or retirement of the employee for "Good Reason". "Good Reason" is defined to include any request that the employee permanently relocate to a location not in the Minneapolis, Minnesota metropolitan area or a failure or refusal by the Company to provide duties for the employee to perform which are consistent with such employee's position. Each of the employment agreements, other than Mr. Lynn's, also contains agreements not to compete with the Company during the term of the employment agreement and for a period of one year following termination, in the case of Ms. Figge and Mr. Figge, or for the greater of six months or the remaining term of the employment agreement in the case of Ms. Reeves and Ms. Maxon.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

    During fiscal 1995, Judy M. Figge, S. Marcus Finkle, James J. Lynn and Sheldon Lieberbaum served as members of the Company's Compensation Committee. Ms. Figge is the President and Chairperson of the Board of the Company, and served as the Chief Executive Officer of the Company during fiscal 1995. Mr. Lynn had annual consulting agreements with the Company from 1983 through fiscal 1995, and is now an employee of the Company pursuant to an Employment Agreement he entered into with the Company as of October 24, 1995. Mr. Lynn's consulting agreement in effect during fiscal 1995 required Mr. Lynn, through the firm of Lynn & Associates, to develop and conduct management and training programs, recruiting and hiring programs, a service quality program and to provide on-going human resources consulting. During fiscal 1995 the Company paid Lynn & Associates or Mr. Lynn an annual retainer fee of $64,800, certain taxes of $4,645 and $972 in other benefits. The Company also paid Lynn & Associates $18,000 to purchase printed material. Effective October 24, 1995, Messrs. Finkle and Lieberbaum resigned from the Board of Directors, and the Compensation Committee was reconstituted to consist of Messrs. Tomasso, Buckley and Rempe. Each of these individuals is an officer of Manor Healthcare, the owner of a majority of the voting power of the stockholders of the Company, although none of them are directly or indirectly compensated by the Company.

BOARD COMPENSATION COMMITTEE REPORT

    Decisions on compensation of the Company's executives for fiscal 1995 were made by the Compensation Committee of the Board, which consisted during fiscal 1995 of Ms. Figge and Messrs. Finkle, Lynn and Lieberbaum. All decisions by the Compensation Committee for fiscal 1995 were reviewed by the full Board, except for decisions about awards under certain of the Company's stock-based compensation plans, which were made solely by the Committee in order for the grants or awards under such plans to satisfy SEC Rule 16b-3. Ms. Figge did not participate in any discussions regarding decisions of the Compensation Committee concerning her salary or bonus or option grants to her during fiscal 1995. This report describes the Compensation Committee's policies for fiscal 1995 as they affected Ms. Figge, Mr. Figge, Ms. Reeves, Ms. Maxon and Mr. Alcorn (collectively, the "Senior Executives"), who are named in the table on page 4 as the Company's five most highly paid officers in fiscal 1995.

CASH COMPENSATION POLICIES FOR SENIOR EXECUTIVES

    The Compensation Committee's executive compensation policies are designed to provide competitive levels of compensation, integrate pay with the Company's annual and long-term performance goals, reward above-average corporate performance, recognize individual initiative and achievements, and assist the Company in attracting and retaining qualified executives. The overall cash compensation of Senior Executives is intended to be consistent with other publicly held companies in the health care industry that were selected as comparable because of comparable revenues and focus on providing health care services in the home.

    The compensation for each Senior Executive is set forth each year in a Management Incentive Plan that is approved by the Compensation Committee at the beginning of the fiscal year. Corporate officers other than the Senior Executives were also eligible for selection as participants in the

Management Incentive Plan, but they typically receive a larger percentage of their compensation as base salary and a small percentage as bonuses. For the Senior Executives, the Management Incentive Plan for fiscal 1995 specified a base salary for each and a maximum bonus opportunity, which was 75% of base salary in the case of Ms. Figge, 70% for Mr. Figge and 60% for the other Senior Executives. The bonus that each Senior Executive could earn for the fiscal year is mathematically determined by comparing the Company's actual net income with the plan for the fiscal year. There would be no bonus if results were less than 80% of plan, and receiving the maximum bonus would depend on the Company achieving 120% of plan.

FISCAL 1995 STOCK OPTION GRANTS

    For fiscal 1995, the Compensation Committee granted stock options to various executives. Stock options are intended to focus Senior Executives on long term Company performance which results in improvement in stockholder value and provides a significant earning potential to the executives. In order to direct the Senior Executives toward steady growth and to retain their services, incentive stock options generally vest over a three year period. The number of shares optioned to the various Senior Executives depends on the level and degree of responsibility of the position they hold.

OTHER COMPENSATION PLANS

    At various times in the past the Company has adopted certain broad-based employee benefit plans in which the Senior Executives have been permitted to participate and has adopted certain executive officer retirement, life and health insurance plans. The incremental cost to the Company of the Senior Executives' benefits provided under these plans (which is included in the Tables above) equaled approximately 8% of their base salaries for fiscal 1995. Other than with respect to the Company's Employee Stock Purchase Plan, which allows the Company's employees to purchase shares of the Company's Common Stock through payroll deductions at a purchase price of the lower of 85% of the fair market value of the shares on the first day or the last day of the applicable phase of the Plan, benefits under these plans are not directly or indirectly tied to Company performance.

CHIEF EXECUTIVE OFFICER'S FISCAL 1995 COMPENSATION

    The Compensation Committee (excluding Ms. Figge) based Ms. Figge's cash compensation for fiscal 1995 in part on an analysis of the compensation historically paid to the CEOs of ten publicly owned companies of comparable size in the home health care industry. This comparison and the Company's performance during the prior year led the Compensation Committee to keep Ms. Figge's base salary for fiscal 1995 the same as the prior year. However, the Compensation Committee established a bonus opportunity for Ms. Figge that could have reached a maximum of 75% of base salary if the Company's performance for fiscal 1995 exceeded 120% of the Company's plan for the fiscal year. The bonus opportunity was also set such that if the Company's results were on plan, then Ms. Figge's bonus would be at a level which would cause her total cash compensation to approximately equal the average total cash compensation paid to the CEOs in the comparison group. As a result of the Company's fiscal 1995 performance being less than plan, no bonus was paid to Ms. Figge for fiscal 1995. The number of shares covered by the stock option awarded to Ms. Figge in fiscal 1995 was determined at the beginning of fiscal 1995 based on the level and degree of responsibility of the position she holds.

SUBMITTED BY THE COMPENSATION COMMITTEE OF THE COMPANY'S BOARD OF DIRECTORS (AS CONSTITUTED DURING FISCAL 1995):

Judy M. Figge       S. Marcus Finkle       James J. Lynn      Sheldon Lieberbaum

PERFORMANCE GRAPH

    The Securities and Exchange Commission requires that the Company include in this proxy statement a line-graph presentation comparing cumulative, five-year stockholder returns on an indexed basis with the S&P 500 Stock Index and either a nationally recognized industry standard or an index of peer companies selected by the Company. The Board of Directors has approved the use of the Dow Jones Industry Group Index of Health Care Providers as its peer group index. The table below compares the cumulative total return as of the end of each of the Company's last five fiscal years on $100 invested in the Common Stock of the Company, the Dow Jones Industry Group Index of Health Care Providers and the NASDAQ Market Index, assuming the reimbursement of all dividends:

                   COMPARISON OF FIVE-YEAR CUMULATIVE RETURN

DIRECTOR COMPENSATION

    For fiscal 1995, non-employee directors received annual retainers of $15,000 plus reimbursement of out-of-pocket expenses incurred in connection with attending Board meetings.

                                     ITEM I
                             ELECTION OF DIRECTORS

    As a condition to the consummation of the Purchase Agreement with Manor Healthcare, Sheldon Lieberbaum and S. Marcus Finkle resigned as directors of the Company, the size of the Board was expanded from five to seven members and Mark
L. Gildea, Donald C. Tomasso, Joseph Buckley and James H. Rempe were elected as directors. Each of these events occurred effective October 24, 1995. As a result, the Board of Directors has fixed at seven the size of the Board of Directors to be elected at the Meeting and has nominated as the management slate all of its current members. It is anticipated that proxies will be voted for the management slate, and that each nominee will serve if elected. Should any nominee be unable to serve, the persons named in the proxies may in their discretion vote for a substitute.

    The names and ages of the management slate of nominees, their principal occupations and other information is set forth below, based upon information furnished to the Company by the nominees.

                                                                         DIRECTOR
 NAME AND AGE            OCCUPATION                                       SINCE
 ----------------------  ----------------------------------------------  --------
 Mark L. Gildea (43)     Chief Executive Officer of the Company and         1995
                         President, Alternate Site Division of Manor
                         Healthcare
 Judy M. Figge (47)      President and Chairperson of the Board of the      1983
                         Company
 Kenneth J. Figge (62)   Executive Vice President, CFO and Secretary of     1983
                         the Company
 James J. Lynn (53)      Training and Development Director of the           1987
                         Company and President of Lynn & Associates
                         (business consultant)
 Donald C. Tomasso (50)  President, Long Term Care Division and             1995
                         Director of Manor Healthcare; Chairman and
                         Chief Executive Officer of Vitalink Pharmacy
                         Services, Inc.
 Joseph Buckley (48)     President, Assisted Living Division of Manor       1995
                         Healthcare
 James H. Rempe (65)     Senior Vice President, General Counsel and         1995
                         Secretary of each of Manor Care, Inc., Choice
                         Hotels International, Inc. and Manor
                         Healthcare; Director and Secretary of Vitalink
                         Pharmacy Services, Inc.

    BUSINESS EXPERIENCE. Mr. Gildea has served as Chief Executive Officer of the Company since October 24, 1995 and as President, Alternate Site Services Division of Manor Healthcare since December 1994. Previously he served as Vice President of Managed Care of Manor Healthcare from December 1993 to December 1994. Prior to joining Manor Healthcare, he was employed as Executive Vice President of Option Care, Inc. from October, 1992 to December, 1993. He was previously employed by Caremark, Inc. for over 10 years, including as Area Vice President.

    Ms. Figge has been the President and a director of the Company since it was founded in April 1983. She served as the Company's Chief Executive Officer from 1988 to October 1995 and became the Chairperson of the Board of Directors of the Company in October 1995. From 1981 until 1983 Ms. Figge was the President of a predecessor to the business of the Company. Ms. Figge is a registered nurse. She is the wife of Mr. Figge, identified below.

    Mr. Figge has been Secretary and a director of the Company since it was founded in April 1983, became Treasurer of the Company in March 1984, and became Executive Vice President and Chief Financial Officer of the Company in March 1987. From 1981 until 1983 Mr. Figge was a director of a predecessor to the business of the Company. Mr. Figge has worked for the Company on a part-time basis since March 1984 and on a full time basis since January 1986. From January 1982 until March 1984, Mr. Figge operated Controllers IV, a financial and management consulting firm located in Wayzata, Minnesota. Prior to January 1982, Mr. Figge was employed by Honeywell, Inc. for 21 years in various positions in its Aerospace and Defense Group and International Division, including Vice President-Commercial Aviation Operations. He is the husband of Ms. Figge, identified above.

    Mr. Lynn has been a director of the Company since 1987 and has served as Training and Development Director of the Company since October 1995. He had served as Vice President-Marketing and Human Resources of the Company on a nominal basis from April 1986 to April 1990. Since 1981 Mr. Lynn has been a principal of Lynn & Associates, a management consulting company of which Mr. Lynn is the founder and President.

    Mr. Tomasso has served as President, Long Term Care Division, of Manor Healthcare since January 1995, as President and Chief Operating Officer of Manor Healthcare from May 1991 to January 1995 and as a Director of Manor Healthcare since June 1991. He has been Chairman and Chief Executive Officer of Vitalink Pharmacy Services, Inc. since January 1995 and was its Vice Chairman from September 1991 to January 1995. From September 1990 to March 1991, he was President of AMF Bowling Centers, Inc. Mr. Tomasso was previously employed by Marriott Corporation for more than five years, including as Executive Vice President/General Manager of the Roy Rogers Division.

    Mr. Buckley has served as President, Assisted Living Division of Manor Healthcare since January 1995 and was Senior Vice President -- Information Resources and Development of Manor Care, Inc. from June 1990 to January 1995. He previously served as Vice President -- Information Resources of Manor Care, Inc. from July 1989 to June 1990 and as Vice President -- Real Estate of Manor Care, Inc. from September 1983 to July 1989.

    Mr. Rempe has served as Senior Vice President, General Counsel and Secretary of Manor Care, Inc. since August 1981. He has served in the same capacity with Choice Hotels International, Inc. since February 1981 and with Manor Healthcare since December 1980. He is a Director of Vitalink Pharmacy Services, Inc., has served as its Secretary since January 1983 and was its Senior Vice President from January 1983 to September 1991.

    MEETINGS; REMUNERATION. The Board of Directors met six times during fiscal 1995. Each director attended more than 75% of the meetings. For fiscal 1995 non-employee directors (including Messrs. Finkle, Lieberbaum and Lynn) received an annual directors' fee of $15,000 and reimbursement for out-of-pocket expenses incurred in connection with attending Board meetings. Each non-employee director also received a stock option covering 10,000 shares of Common Stock with an exercise price of $1.81 per share, which equaled the market price per share on the date of grant.

    COMMITTEES. The Board of Directors has an Audit Committee which consisted during fiscal 1995 of Mr. Finkle (Chairman), Mr. Lieberbaum and Mr. Lynn. The Audit Committee now consists of Mr. Buckley (Chairman), Mr. Rempe and Mr. Figge. The Audit Committee, among other things, determines audit policies, reviews external and internal audit reports and reviews recommendations made by the Company's internal auditing staff and independent public accountants. During fiscal 1995 the Audit Committee met once.

    The Board of Directors also has a Compensation Committee which consisted during fiscal 1995 of Mr. Lieberbaum (Chairman), Mr. Finkle, Mr. Lynn and Ms. Figge. The Compensation Committee now consists of Mr. Tomasso (Chairman), Mr. Rempe and Mr. Buckley. During fiscal 1995 the Compensation Committee did not meet.

    CERTAIN TRANSACTIONS. During fiscal 1996, the Company entered into employment contracts with certain of its executive officers who are also directors, including Ms. Figge, Mr. Figge and Mr. Lynn. See "Executive Compensation and Other Information -- Employment Agreements." During fiscal 1994 the Company made two loans totaling $150,000 to Mr. Figge. Both loans are currently outstanding and are evidenced by interest-bearing demand promissory notes, although Mr. Figge is making monthly payments reflecting a five-year amortization schedule. Mr. Lynn was compensated by the Company during fiscal 1995 through the firm of Lynn & Associates in return for providing training and human resources consulting services to the Company. See "Executive Compensation and Other Information -- Compensation Committee Interlocks and Insider Participation."

    Each of Messrs. Gildea, Tomasso, Buckley and Rempe are executive officers of Manor Healthcare, which beneficially owns shares constituting approximately 64% of the voting power of the Company's stockholders. The Company and Manor Healthcare entered into the Purchase Agreement as of May 2, 1995 and the transactions contemplated thereby were consummated on October 24, 1995. The Purchase Agreement contains extensive representations, warranties, covenants and other agreements between the Company and Manor Healthcare which extend beyond the consummation of the transactions contemplated therein. The Purchase Agreement also contemplated that the Company and Manor Healthcare would enter into agreements or arrangements which they deem prudent and mutually beneficial for the provision of services between them on terms that are fair to each party. Although no such arrangements have been finalized, it is contemplated that the Company and Manor Healthcare will enter into an agreement whereby Manor Healthcare or its parent company, Manor Care, Inc., will provide to the Company certain administrative services, financial and treasury management services, reimbursement matter services, legal services, accounting services and other similar types of services.

    Pursuant to the terms of the Purchase Agreement, Mr. Gildea was elected as Chief Executive Officer of the Company effective October 24, 1995. The terms of the Purchase Agreement require that Mr. Gildea devote at least approximately 75% of his entire working time to the affairs of the Company, while the balance of his working time will be devoted to Manor Healthcare and its affiliates other than the Company. The Company is responsible for the payment of his compensation, but is reimbursed by Manor Healthcare for 25% of the costs associated with the employment of Mr. Gildea by the Company. Mr. Gildea and Manor Healthcare are parties to an employment agreement which extends through December 5, 1998. The Company, Manor Healthcare and Mr. Gildea are discussing the possible assumption by the Company of such employment agreement or the execution of a new employment agreement between the Company and Mr. Gildea, although no such arrangements have been finalized.

    Pursuant to the Purchase Agreement, the Company and Manor Healthcare entered into a Registration Rights Agreement covering the securities purchased by Manor Healthcare from the Company. Manor Healthcare has the right to require the Company to use its best efforts to register for sale in an underwritten public offering under the Securities Act of 1933, at the Company's expense, all or any portion of the Common Stock acquired by Manor Healthcare, the Common Stock purchasable upon exercise of a warrant issued to Manor Healthcare or the Common Stock into which the Preferred Stock held by Manor Healthcare is convertible ("Registerable Securities"). The Company will not be entitled to sell its securities in any such registration for its own account without the consent of Manor Healthcare. In addition, if the Company at any time seeks to register under the Securities Act of 1933 for sale to the public any of its securities, the Company must include, at Manor Healthcare's request, Manor Healthcare's Registerable Securities in the Registration Statement, subject to underwriter cutback provisions.

    COMPLIANCE  WITH  SECTION   16(A)  OF   THE  SECURITIES   EXCHANGE  ACT   OF
1934. Section 16(a) of the Securities Exchange Act of 1934 requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities, to file with the Securities and Exchange Commission initial reports of ownership and reports of changes in ownership of common stock and other equity securities of the Company. These insiders are required by Securities and Exchange Commission regulations to furnish the Company with copies of all Section 16(a) forms they file, including Forms 3, 4 and 5.

    To the Company's knowledge, based solely on review of the copies of such reports furnished to the Company and written representations that no other reports were required, during the fiscal year ended September 30, 1995 all
Section 16(a) filing requirements applicable to its insiders were complied with.

    STOCKHOLDER NOMINATIONS. Under the Company's Bylaws a stockholder who wishes to make a nomination at the Meeting of one or more persons for election as directors must give written notice of intent to make such nominations to the Company's Secretary within 15 days after the date that the Notice of the Meeting was mailed. The notice must state: the name and address of record of the stockholder who intends to make the nomination; a representation that the stockholder is a holder of record of Company shares entitled to vote at the Meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice; the name, age, business and residence address, and principal occupation or employment of each nominee; a description of all arrangements or understanding between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nomination or nominations are to be made by the stockholder; such other information regarding each nominee proposed by such stockholder as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission; and the consent of each nominee to serve as a director of the corporation if so elected. The Company may require any proposed nominee to furnish such other information as may reasonably be required by the Company to determine the eligibility of such proposed nominee to serve as a director of the Company. The presiding officer of the Meeting may, if the facts warrant, determine that a nomination was not made in accordance with the foregoing procedure and if he should so determine and declare to the Meeting, the effective nomination will be disregarded.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" ELECTION OF THE MANAGEMENT SLATE OF NOMINEES.

                                    ITEM II
                            APPROVAL OF ACCOUNTANTS

    Deloitte & Touche, independent certified public accountants, have been the Company's auditors since 1984. They have been reappointed by the Board of Directors as the Company's auditors for the fiscal year ending September 30, 1996. Although stockholder approval is not required, the Board of Directors requests it. In the event the appointment should not be approved by the stockholders, the Board of Directors will make another appointment to be effective at the earliest possible time.

    A representative of Deloitte & Touche is expected to be present at the Meeting, will be given the opportunity to make a statement and will be available to answer appropriate questions.

    THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" RATIFICATION OF THE SELECTION OF DELOITTE & TOUCHE.

                                 OTHER BUSINESS

    The management of the Company knows of no matter other than the foregoing to be brought before the Meeting. However, the enclosed proxy gives discretionary authority in the event any additional matters should be presented.

    Under the Company's Bylaws any stockholder who wishes to present proposals for stockholder action at the Meeting must give written notice to the Company's Secretary within 15 days after the date that the Notice of the Meeting was mailed. The notice must state a brief description of the other business proposed to be raised, the reason for conducting that business at the Meeting, the name and address of the stockholder proposing such business, the number of Company shares owned by the stockholder, and any material interest of the stockholder in the business.

    The proxy rules of the Securities and Exchange Commission permit stockholders, after timely notice to issuers, to present proposals for stockholder action in issuer proxy statements where such proposals are consistent with applicable law, pertain to matters appropriate for stockholder action and are not properly omitted by issuer action in accordance with the proxy rules. The Company's next meeting of stockholders (for the fiscal year ending September 30, 1996) is expected to be held on or about February 25, 1997 and proxy materials in connection with that meeting are expected to be mailed on or about January 15, 1997. Any stockholder proposals prepared in accordance with the proxy rules for inclusion in the Company's proxy materials must be received by the Company on or before September 14, 1996.

    THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED SEPTEMBER 30, 1995 IS BEING MAILED TO STOCKHOLDERS WITH THIS PROXY STATEMENT. STOCKHOLDERS MAY RECEIVE WITHOUT CHARGE A COPY OF THE COMPANY'S ANNUAL REPORT ON FORM 10-K, INCLUDING FINANCIAL STATEMENTS AND SCHEDULES THERETO, AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION, BY WRITING TO: IN HOME HEALTH, INC., 601 LAKESHORE PARKWAY, SUITE 500, MINNETONKA, MINNESOTA 55305, ATTENTION: TREASURER, OR BY CALLING THE COMPANY AT (612) 449-7500.

                                          By Order of the Board of Directors
                                          /s/ Kenneth J. Figge

                                          Kenneth J. Figge, Secretary

                         PROXY -- IN HOME HEALTH, INC.
          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
               FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD
                               FEBRUARY 27, 1996

    The undersigned hereby appoints Mark L. Gildea and Judy M. Figge, or either one of them, as proxies with full power of substitution to vote all of the shares of common stock which the undersigned would be entitled to vote if personally present at the Annual Meeting of Stockholders of In Home Health, Inc. to be held February 27, 1996 at 3:30 p.m. at the Minneapolis Hilton and Towers, 1001 Marquette Avenue, Minneapolis, Minnesota or at any adjournments thereof, upon any and all matters which may properly be brought before the meeting or adjournments thereof, hereby revoking all former proxies.

(1)  ELECTION OF DIRECTORS

        / /    FOR all nominees listed below                     / /    WITHOUT AUTHORITY to vote
             (except as indicated below)                                      for all nominees listed below

        Mark L. Gildea, Judy M. Figge, Kenneth J. Figge, James J. Lynn,
              Donald C. Tomasso, Joseph Buckley and James H. Rempe (INSTRUCTIONS: To withhold authority to vote for any individual nominee, strike a line through that nominee's name in the list above.)

(2) PROPOSAL TO RATIFY THE SELECTION OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT ACCOUNTANTS
    / /        For         / /        Against         / /        Abstain

(3) In their discretion, the proxies are authorized to vote upon such other business as may properly come before the meeting.

    THE SHARES REPRESENTED BY THIS PROXY WILL BE VOTED ON PROPOSALS (1) AND (2) IN ACCORDANCE WITH THE SPECIFICATIONS MADE AND "FOR" SUCH PROPOSALS IF THERE IS NO SPECIFICATION.

    PLEASE DATE AND SIGN exactly as your name(s) appears below indicating, where proper, the official position or representative capacity in which you are signing. When signing as executor, administrator, trustee or guardian, give full title as such; when shares have been issued in names of two or more persons, all should sign.

                                              Dated
-------------------------------------------------------------------------------,
                                              1996

                                              ----------------------------------
                                              Signature of Stockholder
                                              ----------------------------------
                                              Signature of Stockholder
                                              (if joint signature is required)